Exhibit 99.1

CONTACT:

Marguerite Copel

Corporate Communications

214-721-1273

Dean Foods to Vigorously Contest Justice Department Complaint

Says Acquisition of Wisconsin Plants Benefits Farmers and Customers

DALLAS, Texas, January 22, 2010 – Dean Foods (DF) announced that it was contesting a complaint filed today by the Department of Justice challenging its April 2009 acquisition of Foremost Farms. The company believes its acquisition of the DePere and Waukesha, Wis. fluid milk processing plants from Foremost is fully compliant with antitrust laws, and will defend itself vigorously against the complaint.

The company believes that, from the time of the acquisition almost a year ago, this transaction has benefitted Wisconsin dairy farmers by providing a stable and growing outlet for their milk. In addition, the transaction already has produced important cost savings that will benefit customers and spur competition in and around Wisconsin. It promises to deliver even greater customer benefits once the DePere and Waukesha plants are fully integrated into the Dean network.

The company believes an objective judicial review of the facts will reveal that competition is alive and flourishing in Wisconsin.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States. The Company’s Fresh Dairy Direct business is the largest processor and distributor of milk and other dairy products in the country. The WhiteWave-Morningstar business produces and sells a variety of nationally branded soy, dairy and dairy-related products. Popular brands include: Silk® soymilk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers. Additionally, the WhiteWave-Morningstar segment produces and sells private label cultured and extended shelf life dairy products through the Morningstar platform. Dean Foods’ business also includes Alpro®, the pan-European leader in branded soy food products.

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